Exhibit 99
FOR IMMEDIATE RELEASE

Media Contact: Corporate Communications 313.792.6508	Investor Relations: Maria Duey Vice President — Investor Relations 313.792.5500
MASCO CORPORATION ADOPTS MAJORITY VOTE STANDARD FOR ELECTION OF DIRECTORS
TAYLOR, Mich. (February 7, 2007) — Masco Corporation (NYSE: MAS) has amended its bylaws to provide for a majority vote standard for the election of Directors in uncontested elections, beginning with the next election of Directors in May.
The amended bylaws provide that in uncontested elections, director nominees must be elected by a majority of votes cast at the Annual Meeting of Stockholders. Incumbent Directors who fail to receive a majority of votes would be required to offer a letter of resignation for consideration by the Board, which shall disclose whether it accepted or rejected the resignation within 90 days of certification of the election results.
Directors were previously elected under a plurality vote standard, which meant the candidates receiving the most votes would win regardless of whether those votes constituted a majority of the shares voting at the meeting. Contested elections (where there are more nominees than Directors to be elected) will continue to use the plurality vote standard.
“Masco’s Board of Directors believes this new voting standard will provide an even greater level of accountability to Masco stockholders, and further demonstrates Masco’s continuing commitment to high standards of corporate governance,” said Richard A. Manoogian, Masco’s Chairman of the Board and Chief Executive Officer.
Headquartered in Taylor, Mich., Masco Corporation is one of the world’s leading manufacturers of home improvement and building products, as well as a leading provider of services that include the installation of insulation and other building products.
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Masco Corporation     21001 Van Born Road     Taylor, Michigan 48180     www.masco.com